EXHIBIT 1

Michael R. Murphy
Managing Partner
1 312 265 9605
mmurphy@thediscoverygroup.com

October 30, 2008

Mr. Keith S. Omsberg

Vice President and General Counsel

Tier Technologies, Inc.

10780 Parkridge Blvd., Suite 400

Reston, VA 20191

Dear Mr. Omsberg:

This letter is a response to your letter dated October 27, 2008, stating that Tier has no record of Discovery’s shareholder proposal.

The following information provides evidence that Discovery’s proposal was properly submitted in the manner and within the time period required by SEC Rule 14a-8.

1.             On September 4, 2008, members of Discovery Group met with Tier CEO Ron Rossetti and Tier CFO Ron Johnston.  During this meeting, Discovery notified Tier that a 14a-8 shareholder proposal would be submitted shortly.  Discovery discussed the need for Tier shareholders to be able to explicitly express their opinions about the Tier Board’s elimination of the ability of shareholders to call a special meeting and the adoption of a poison pill.

2.             On September 5, I spoke with Ron Johnston to confirm the timing of Tier’s elimination of the ability of shareholders to call a special meeting and the adoption of a poison pill.  I also confirmed the amendment of the poison pill threshold to 15%.  During this conversation, I notified Ron that Discovery was submitting a shareholder proposal.

3.             Attached is a copy of the original shareholder proposal letter dated September 4, 2008.  According to Tier’s January 15, 2008 Proxy Statement: “Such proposals must be addressed to Tier Technologies, Inc., Attention: Corporate Secretary, 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191 and received no later than September 17, 2008.”  The attached letter was sent to the Corporate Secretary at this address.

4.             This letter was sent via Federal Express.  Attached is a Tracking ID Summary from Federal Express confirming delivery of the letter on 9/8/08 and signed for by an A. Taylor.  I spoke with Arlene Taylor of your company recently, and she confirmed that any document signed for by her and addressed to Deanne Tully, Corporate Secretary, would have been delivered to either you or your assistant Leah.

5.             On September 8, 2008, Discovery amended its 13D filing.  Item 4 of the filing was specifically amended to include the entire text of the shareholder proposal.  Attached is a copy of that filing.

191 N. Wacker Drive, Suite 1685, Chicago, IL 60606

6.             On September 9, I had a conversation with Ron Rossetti.  I alerted him of our proposal and pointed out that the entire text of the proposal was in a 13D submitted to both the SEC and to Tier.  He commented that he had just reviewed our recent 13D filing.

7.             On September 29, 2009, Dan Donoghue with Discovery held a conversation with Ron Johnston, Tier CFO, during which Mr. Donoghue reiterated Discovery’s shareholder proposal.

8.             On October 13th, Mr. Donoghue sent an email to Director Morgan Guenther.  It included the statement: “I am sure Ron made you aware that we submitted a formal Stockholder Proposal that will be included in the proxy for your next annual shareholder meeting.  Specifically, the proposal calls for the Board to revoke the Poison Pill and reinstate the shareholders’ right to call a special meeting. I thought it would be beneficial to the Board if we shared our concerns and perspectives on this matter.”

9.             On October 21, 2008, Mr. Guenther responded with an email that stated … “As to the points raised in the first two paragraphs of your message, your views are noted and we are following up as appropriate.”

I am certain that this will clarify any misunderstanding or lack of communication that may have occurred amongst the various members of Tier’s management, employees, counsel, or directors regarding the receipt and timing of Discovery’s shareholder proposal.  However, given our uncertainty regarding your treatment of our correspondence, we feel that these facts and circumstances should be communicated in a Securities and Exchange Commission filing.  An amended 13D including this correspondence will be filed shortly.

Please respond immediately, acknowledging receipt of this letter.  You can respond to me by email at the email address in the heading of this letter.

Please also respond by November 4 that Tier acknowledges receipt of Discovery’s original shareholder proposal and confirms that it was properly submitted within the time period required by SEC Rule 14a-8 and will be included in Tier’s proxy statement for the 2009 Annual Meeting of Stockholders.  Please be advised that Discovery is prepared to take any dispute over these matters to the staff of the Securities and Exchange Commission.

Sincerely,

/s/ Michael R. Murphy
Michael R. Murphy
Managing Partner

Enclosures

cc:	Mr. Pat Maloney, Bell, Boyd & Lloyd
Mr. Morgan Guenther
Mr. Ronald L. Rossetti

2

ATTACHMENT 1

COPY OF TIER LETTER

[Tier Letterhead]

October 27, 2008

Discovery Group I, LLC

191 North Wacker Drive

Suite 1685

Chicago, Illinois 60606

Attention: Michael R. Murphy

Dear Mr. Murphy:

We have recently been made aware that Discovery Group believes that is has submitted a proposal for inclusion in the proxy statement for the upcoming annual meeting of stockholders of Tier Technologies, Inc. (“Tier” or the “Company”).

Tier has no record of having received such a proposal.  If you believe that you have properly submitted a proposal for inclusion in the proxy statement, please let me know.  In your response to this letter, please include the text of the proposal and, if available, evidence that the proposal and accompanying information was submitted to the Company in the manner required by Rule 14a-8.

We do not believe this letter constitutes a notice of deficiencies under Rule 14a-8, because we have no record of having received a proposal from you.  However, if this were deemed to be a notice of deficiencies, you would have 14 days from the date you receive this letter to respond.

Very truly yours,

/s/ Keith S. Omsberg
Vice President and General Counsel

10780 Parkridge Blvd. • Suite 400 • Reston, VA 20191 • Ph: 571.382.1000 • Fax: 571.382.1002

www.tier.com

ATTACHMENT 2

September 4, 2008

VIA FEDEX

Tier Technologies, Inc.

10780 Parkridge Boulevard

Suite 400

Reston, Virginia 20191

Attn:  Deanne M. Tully, Corporate Secretary

Dear Ms. Tully:

On behalf of Discovery Equity Partners, L.P. (“Discovery”), we hereby submit pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), the enclosed shareholder proposal (the “Proposal”) for inclusion in the Tier Technologies, Inc. (the “Company”) proxy statement for the Company’s 2009 Annual Meeting of Stockholders.

The Proposal requests that the Board of Directors terminate the Company’s “poison pill” rights plan and reinstate the ability of stockholders owning at least 10% of the voting power to call special meetings of stockholders.

Discovery is the record and beneficial owner of 500 shares of the Company’s common stock (the “Common Stock”) held in its own name and the beneficial owner of an additional 1,316,210 shares of Common Stock held in “street” name.  Discovery has held shares of Common Stock with a market value of at least $2,000 continuously for more than a year prior to the date of this letter.  A letter from Discovery’s broker, Charles Schwab, confirming such ownership is enclosed herewith.

In accordance with Rule 14a-8(b) under the Act, please be advised that it is Discovery’s intention to continue to own shares of the Common Stock having a market value in excess of $2,000 through the date on which the Company’s 2009 Annual Meeting is held.

As required by Rule 14a-8 under the Act, either the undersigned or another designated representative of Discovery will present the Proposal for consideration at the Company’s 2009 Annual Meeting.

It is our hope that the Board of Directors will do what is in the best interests of the Company’s shareholders by promptly taking the action suggested in the proposal.  There is no need to wait until the 2009 annual meeting to have the shareholders formally mandate the correct course of action.

191 N. Wacker Drive, Suite 1685, Chicago, IL 60606

In the meantime, if senior management or members of the Board of Directors would like to discuss our proposal or other matters related to the Company, we would be more than happy to arrange a meeting for such purpose.

Sincerely,

DISCOVERY EQUITY PARTNERS, L.P.

By: Discovery Group I, LLC, its General Partner

	By:	/s/ Daniel J. Donoghue
Daniel J. Donoghue, Managing Member

Enclosure

ATTACHMENT 3

FedEx Billing Online

Express Tracking ID Detail

Tracking ID

Summary

Tracking ID Number :	796080565335
		Distance Based Pricing, Zone 4
		Fuel Surcharge - FedEx has
Account Number :	XXXX-X732-9	applied

Total Billed :	27.13

Status :	Paid CC

Sender Information

Kareema Cruz
Discovery Group

191 N Wacker Dr
CHICAGO IL 60606
US

Recipient Information

ATTN: Deanne M. Tully, Corp. S
Tier Technologies, Inc.
10780 PARKRIDGE BLVD STE 400

RESTON , VA 20191
US

Original Reference

Customer	NO REFERENCE
Reference#	INFORMATION
Department#
RMA#
Reference #2
Reference #3

Shipment Details

Shipment Date	09/05/2008
Payment Type	Shipper
Service Type	FedEx Priority Overnight
Region Code	04
Package Type	FedEx Envelope
Pieces	1
Rated Weight	0.0 lbs
Meter No	7135635
Declared Value	0.00

Charges

Transportation Charge	20.35
Fuel Surcharge	6.32
Weekday Delivery	0.00
Automation Bonus Discount	-2.04
Direct Signature	2.50
Total Charges	USD $ 27.13

Proof of Delivery

Delivery Date	09/08/2008 08:39
Service Area Code	A1
Signed By	A.TAYLOR

Track Shipments/FedEx Kinko’s Orders

Detailed Results	Quick Help

Tracking number	796080565335	Destination	RESTON, VA
Signed for by	A.TAYLOR	Delivered to	Receptionist/Front Desk
Ship date	Sep 5, 2008	Service type	Priority Envelope - Direct
Delivery date	Sep 8, 2008 8:39 AM		Signature Required
		Weight	0.5 lbs.

Status	Delivered

Signature image	Yes
available

Date/Time		Activity	Location	Details
Sep 8, 2008	8:39 AM	Delivered	RESTON, VA
	6:44 AM	On FedEx vehicle for delivery	HERNDON, VA
Sep 6, 2008	10:56 AM	At local FedEx facility	HERNDON, VA	Package not due for delivery
	10:56 AM	At local FedEx facility	HERNDON, VA
	8:16 AM	At local FedEx facility	HERNDON, VA
	6:06 AM	At dest sort facility	DULLES, VA
	3:55 AM	Departed FedEx location	MEMPHIS, TN
Sep 5, 2008	11:11 PM	Arrived at FedEx location	MEMPHIS, TN
	8:32 PM	Left FedEx origin facility	CHICAGO, IL
	6:04 PM	Picked up	CHICAGO, IL
	3:48 PM	Package data transmitted to FedEx

ATTACHMENT 4

Amendment No. 2 to Schedule 13D of Discovery Equity Partners, L.P., Discovery Group I, LLC, Daniel J. Donoghue and Michael R. Murphy with respect to Tier Technologies, Inc., dated September 9, 2008.

[Intentionally Omitted]